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                                                               Page 1 of 4 Pages



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       -----------------------------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                            (AMENDMENT NO. _______(1)


                   OCCUPATIONAL HEALTH & REHABILITATION, INC.
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                                (Name of Issuer)


                                  COMMON STOCK
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                         (Title of Class of Securities)


                                   674617-10-5
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                                 (CUSIP Number)



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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          Rule 13d-1(b)

          Rule 13d-1(c)

          Rule 13d-1(d)



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(1)     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 674617-10-5                 13G                      Page 2 of 4 Pages


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    1      Name of Reporting Persons
           S.S. or I.R.S. Identification Nos. of above persons

                PANTHEON GLOBAL PCC LIMITED
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    2      Check the Appropriate Box if a Member of a Group*     (a)     (b)

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    3      SEC USE only

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    4      Citizenship or Place of Organization

                A GUERNSEY CORPORATION
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  Number of Shares        5     Sole Voting Power
 Beneficially Owned                                                    173,334
  by Each Reporting       ------------------------------------------------------
     Person With          6     Shared Voting Power
                                                                             0
                          ------------------------------------------------------
                          7     Sole Dispositive Power
                                                                       173,334
                          ------------------------------------------------------
                          8     Shared Dispositive Power
                                                                             0
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    9      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                       173,334
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   10      Check Box if the Aggregate Amount in Row (9) Excludes Certain
           Shares*

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   11      Percent of Class Represented by Amount in Row 9
                                                                         11.7%
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   12      Type of Reporting Person*
                                                                            CO
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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   ITEM 1(a)      NAME OF ISSUER:

                  Occupational Health & Rehabilitation, Inc.

   ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  175 Derby Stree, Suite 36
                  Hingham, MA 02043

 ITEM 2(a)-(c)    NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING:

                  Pantheon Global PCC Limited, A Guernsey Corporation Commerce House
                  Les Banques
                  St. Peter Port
                  Guernsey, Channel Islands

   ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

                  Common Stock (pursuant to exercise Series A Convertible Preferred Stock)

   ITEM 2(e)      CUSIP NUMBER:

                  674617-10-5

    ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable

    ITEM 4.       OWNERSHIP.

                  See rows 5-11 of cover page.

    ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable

    ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Shares are held by Pantheon Global PCC Limited for its own account for the benefit of its shareholders, Pantheon Global Secondary Fund, L.P., Pantheon Global Secondary Fund, Ltd. and Pantheon International Participations, PLC.

    ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable

    ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable

    ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable

    ITEM 10.      CERTIFICATION.

                  Not Applicable

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                                   SIGNATURES

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  July 10, 2000                    PANTHEON GLOBAL PCC LIMITED


                                        Signature: /s/ Mike de Haaf
                                                   -----------------------------
                                                   Mike de Haaf

                                        Title:     Director
                                                   -----------------------------